EXHIBIT 99.1

PRESS RELEASE

Contact:	Bill Foust	Pete Thompson
	770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT ANNOUNCES SECOND QUARTER 2007 RESULTS

Net Income of $1.0 Million
Diluted Earnings Per Share of $0.06
Excluding Pre-Tax Restructuring Expenses of $3.4 million, Diluted Earnings Per Share of $0.20

Alpharetta, GA, July 26, 2007.

Summary of Results

(Amounts in Millions, Except Per Share Amounts)

	2007		2006
	Second Quarter	Year-to-Date	Second Quarter	Year-to-Date

Net Sales	$171.8	$342.1	$162.1	$327.5
Restructuring Expenses	3.4	6.1	3.4	3.9
Operating Profit	6.0	15.1	4.2	13.2
Net Income	1.0	5.2	0.7	5.3

Earnings Per Share — Diluted	$0.06	$0.33	$0.04	$0.34
Plus: Restructuring Expenses Per Share — Diluted	0.14	0.25	0.14	0.16
Earnings Per Share Without Restructuring Expenses — Diluted*	$0.20	$0.58	$0.18	$0.50

Average Shares — Diluted	15.9	15.8	15.5	15.5

*Earnings Per Share Without Restructuring Expenses - Diluted is a non-GAAP financial measure that is calculated by adding the Earnings Per Share reduction caused by Restructuring Expenses to Earnings Per Share - Diluted.

Schweitzer-Mauduit International, Inc. (NYSE:SWM) today reported second quarter 2007 net income of $1.0 million, which included $3.4 million in pre-tax restructuring expenses, compared with net income of $0.7 million during the second quarter of 2006.  Diluted earnings per share were $0.06 compared with diluted earnings per share of $0.04 in the prior-year quarter.  Restructuring expenses reduced earnings per share by $0.14 in both the second quarter of 2007 and 2006.  Excluding restructuring expenses, earnings per share for the second quarter of 2007 and 2006 would have been $0.20 and $0.18, respectively.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, commented that, “Schweitzer-Mauduit’s net income for the second quarter of 2007 improved over the prior year due to increased earnings in reconstituted tobacco products and cigarette paper used in lower ignition propensity cigarettes.  Increased demand and higher production capacity utilization were experienced in reconstituted tobacco leaf products while sales volume growth and improved manufacturing costs were achieved for lower ignition propensity-related cigarette papers.  Despite these achievements, we did not sustain the rate of year-over-year earnings improvement seen in the first quarter of 2007 because our traditional tobacco-related papers business experienced greater earnings weakness during the second quarter.  This was caused by continuing cost inflation, the unfavorable impact on earnings from reduced volumes, and further strengthening of the Brazilian real.  We again realized significant savings during the second quarter from cost reduction activities across our business, but not at the same level as during the first quarter of the year.”

Restructuring Expenses

Schweitzer-Mauduit initiated restructuring activities during 2006 in France and the United States.  In accordance with the applicable U.S. generally accepted accounting principles, restructuring expenses totaling $3.4 million associated with these actions were recognized during the second quarter of both 2007 and 2006.

Implementation of Schweitzer-Mauduit’s strategy to become a low cost and the highest quality cigarette and long fiber paper manufacturer in western Europe continues.  This plan includes capital investments of $25 million as well as workforce and paper machine restructuring activities at the largest of the Company’s 3 French paper operations, Papeteries de Mauduit S.A.S. (PdM), located in Quimperlé, France.  Through June 2007, workforce reductions totaling 94 employees have been achieved out of the 209 total reductions planned.  The remaining reductions are expected to occur progressively through the balance of this year.  The PdM restructuring plan resulted in the shutdown of one cigarette paper machine earlier in 2007 and a second machine is expected to cease operation later this year.

Restructuring expenses in France totaling $3.0 million were recognized during the second quarter, related to severance payments and accelerated depreciation of fixed assets.  The restructuring activities also included previously announced actions at the Lee, Massachusetts facility.  Restructuring expenses in the United States for those actions totaled $0.4 million in the second quarter, related to accelerated depreciation of fixed assets.

The following table summarizes restructuring expenses recorded during 2007 and 2006.

(Amounts in Millions, Except Per Share Amounts)

	2007		2006
	Second Quarter	Year-to-Date	Second Quarter	Year-to-Date
France	$3.0	$5.4	$0.5	$0.7
United States	0.4	0.7	2.9	3.2
Total	3.4	6.1	3.4	3.9

Cash	2.6	4.6	0.7	0.7
Non-Cash	0.8	1.5	2.7	3.2
Total	3.4	6.1	3.4	3.9

Restructuring Expenses Per Share — Diluted	$0.14	$0.25	$0.14	$0.16

Second Quarter 2007 Results

Consolidated net sales were $171.8 million for the quarter compared with $162.1 million in the same period a year ago, an increase of 6 percent.  The increase in net sales resulted from $9.5 million in higher average selling prices, primarily due to an improved mix of products sold, as well as $6.8 million from favorable foreign currency exchange rate impacts on revenue, partially offset by lower sales volumes.  The increase in average selling prices reflected an improved mix of products sold within the French paper and reconstituted tobacco leaf businesses as well as in the United States, related primarily to increased sales of cigarette paper for lower ignition propensity cigarettes.  Currency changes primarily reflected the impact of a stronger euro compared with the U.S. dollar.  Decreased sales volumes reduced net sales by $6.6 million compared with the prior-year quarter.

Total sales volumes decreased by 3 percent for the quarter compared with the second quarter of 2006.  Sales volumes for the French segment decreased by 7 percent as a result of lower sales of reconstituted tobacco leaf products, primarily due to a non-recurring tender order during the prior-year period, and tobacco-related papers in the French operation.  Sales volumes in the United States decreased by 8 percent, reflecting reduced sales of both tobacco-related and commercial and industrial papers.  The latter resulted from the exit of the décor papers business in the second half of 2006 as well as a decrease in fill-business which followed consolidation of paper production on fewer machines.  Sales volumes in Brazil increased by 16 percent compared with the prior year as a result of an increase in commercial and industrial as well as tobacco-related papers.

On a world-wide basis, sales volumes for tobacco-related papers declined 5 percent due to both declining demand in western Europe and North America, estimated at approximately 4 percent through June, and reduced shipments to multinational cigarette companies.  The decline in shipments primarily reflected the impact of cigarette production transfers from Philip Morris USA, which is sole-sourced by the U.S. business unit, to Philip Morris International locations sourced by multiple suppliers.

Operating profit was $6.0 million for the quarter, an increase of $1.8 million from the $4.2 million operating profit during the second quarter of 2006.  Excluding the restructuring expenses of $3.4 million realized in both the second quarters of 2007 and 2006, operating profit was $9.4 million for the quarter, an increase of 24 percent from the prior-year quarter.

Increased average selling prices, resulting primarily from an improved mix of products sold, combined with the impact of changes in sales volumes to improve operating profit by $5.9 million during the quarter.  Additionally, despite reduced machine production schedules mill operations improved, reflecting cost reduction activities across all business units and the benefit of restructuring activities.

Inflationary cost increases, primarily related to purchased wood pulp and other purchased material costs, unfavorably impacted operating results by $2.6 million during the quarter.  Changes in per ton wood pulp costs increased operating expenses by $2.1 million compared with the prior-year quarter.  The average per ton list price of northern bleached softwood kraft pulp in the United States was $810 per metric ton during the second quarter of 2007 compared with $705 per metric ton during the second quarter of 2006.  Purchased material costs increased $0.5 million during the quarter.  Energy costs declined slightly as lower electricity and natural gas rates in France were largely offset by increased electricity and natural gas rates in the United States.

As a result of decreased tobacco-related paper sales volumes in the United States and France, reduced machine operating schedules and lower production volumes were experienced during the second quarter which resulted in unfavorable fixed cost absorption impacts. During the second quarter, unabsorbed fixed costs unfavorably impacted operating results by $1.3 million.

Operating profit for the French segment totaled $6.0 million during the quarter compared with operating profit of $5.5 million during the second quarter of 2006, an increase of $0.5 million.  Excluding an increase in French restructuring expenses of $2.5 million, operating profit increased by $3.0 million.  Higher average selling prices, primarily due to an improved mix of products sold, increased operating profit by $3.4 million.  Mill operations improved, in part reflecting the benefit of restructuring activities.  Lower sales volumes and unfavorable fixed cost absorption from lower paper machine utilization, partially offset by increased machine utilization for reconstituted tobacco leaf, decreased operating profit by $1.0 million.  Inflationary cost increases reduced operating profit by $0.6 million, including higher purchased wood pulp, purchased materials and labor expenses partially offset by lower energy rates.

The U.S. business unit operating profit was $3.4 million for the quarter, a $2.7 million increase versus the prior-year quarter.  Excluding a $2.5 million decrease in restructuring expenses, operating profit increased by $0.2 million.  Changes in the mix of products sold, primarily due to increased sales of cigarette paper for lower ignition propensity cigarettes and decreased sales of commercial and industrial papers, increased U.S. operating profit by $2.7 million.  Unfavorable fixed cost absorption from paper machine downtime during the second quarter of 2007 compared with the prior-year period decreased operating profit by $1.0 million.  Inflationary cost increases had an unfavorable impact of $1.5 million during the quarter related to higher energy rates and purchased wood pulp expenses.

The Brazilian business unit realized a $0.4 million operating loss during the second quarter of 2007 versus an operating loss of $0.3 million during the prior-year quarter.   The stronger Brazilian real versus the U.S. dollar had an unfavorable impact on operating profit of $0.8 million during the quarter.  Inflationary cost increases totaled $0.5 million, related primarily to increased purchased wood pulp expenses.  Improved mill operations, somewhat higher average selling prices and increased sales volumes benefited operating profit.

Nonmanufacturing expenses increased by $2.0 million, or 14 percent, during the second quarter of 2007 versus the prior year primarily due to increased employee compensation as well as increased legal expenses.  Only minimal incentive compensation was incurred in 2006 due to lower overall financial performance whereas 2007 expenses reflect expectations for more normal levels of incentive achievement.

The effective income tax rate during the second quarter of 2007 was 28 percent compared with 18 percent during the second quarter of 2006.  The increase in effective income tax rates in 2007 is due to expected higher full-year taxable earnings compared with 2006.

Minority interest of $2.1 million increased by $1.1 million due to improved results at our 72 percent owned French subsidiary, LTR Industries, S.A. (LTR).

The consolidated net income for the second quarter of 2007 was $1.0 million compared with net income of $0.7 million during the second quarter of 2006.  The diluted earnings per share were $0.06 compared with diluted earnings per share of $0.04 for the prior-year quarter.  Excluding restructuring expenses, the diluted earnings per share would have been $0.20 for the second quarter of 2007 and $0.18 for the second quarter of 2006.

Year-To-Date Results

Net sales were $342.1 million for the first half of 2007, 4 percent above the 2006 level.   Higher average selling prices, which improved net sales by $14.9 million during the first half of 2007, primarily reflected an improved sales mix in both France and the United Sates.  Changes in currency exchange rates increased net sales through mid 2007 by $13.5 million primarily due to a stronger euro versus the U.S. dollar.  Changes in sales volumes decreased net sales by $13.8 million, primarily due to lower sales volumes in the United States and France.  Total sales volumes decreased by 2 percent versus the prior year.  U.S. business unit sales volumes declined by 10 percent due to both tobacco-related as well as commercial and industrial paper sales decreases.  French business unit sales volumes decreased by 2 percent reflecting lower sales of tobacco-related paper partially offset by increased reconstituted tobacco leaf product sales.  Brazilian business unit sales volumes increased 13 percent due to increased commercial and industrial as well as tobacco-related paper sales.

Operating profit through the first half of 2007 totaled $15.1 million, a $1.9 million, or 14 percent, increase from $13.2 million during the first half of 2006.  Excluding an increase of $2.2 million in restructuring expenses, year-to-date operating profit increased by $4.1 million, or 24 percent, and totaled $21.2 million for the first half of 2007.  Increased average selling prices, primarily due to an improved mix of products sold, combined with the impact of changes in sales volumes to increase operating profit by $8.8 million versus 2006.  Better mill operations in all business units benefited 2007 results.  Inflationary cost increases decreased profitability by $5.3 million primarily due to higher purchased wood pulp expenses as well as increased purchased material costs and labor rates partially offset by decreased purchased energy costs.  Reductions in paper machine operating schedules in France and the United States, due to decreased production volumes, caused lower absorption of mill fixed costs and negatively impacted operating profit by $2.2 million during the first half of 2007.  Nonmanufacturing expenses increased by $3.4 million, or 11 percent, through the first half of 2007 compared with 2006.

Effective income tax rates for the first six months of 2007 and 2006 were 25 percent and 24 percent, respectively.

Minority interest of $3.8 million increased by $1.8 million, or 90 percent, due to improved results at LTR.

Net income for the first six months of 2007 was $5.2 million compared with $5.3 million during the first half of 2006.  Diluted earnings per share were $0.33 for the first half of 2007 compared with $0.34 for 2006.  Excluding restructuring expenses from both periods, diluted earnings per share for the first six months of 2007 would have been $0.58 per share compared with $0.50 per share during the same period in 2006, an increase of 16 percent.

Cash Flow and Quarterly Dividend

Capital spending was $9.3 million during the second quarter of 2007 compared with $0.5 million during the prior-year quarter.  Capital spending for the restructuring-related investments at PdM totaled $1.3 million while spending for the rebuild of a paper machine in Brazil totaled $2.1 million.  Spending also included $2.9 million for the purchase of a facility in South Carolina for the processing of cigarette paper for lower ignition propensity cigarettes.  Capital spending for 2007 is now expected to be on the low end of the previously stated range of $55 to $65 million, including spending toward a $25 million capital investment at PdM and an $11 million paper machine upgrade in Brazil.  Additionally, spending for capitalized software totaled $2.0 million during the second quarter of 2007, primarily for a project in France, and is expected to total $6 to $8 million for the full year.

Pension contributions during the second quarter of 2007 totaled $2.0 million and are expected to be in the range of $7 to $12 million for the full year.  Cash payments of $3.0 million for severance expenses in France occurred during the second quarter of 2007, and are expected to total approximately $7 to $10 million during 2007.  Equity investments for Schweitzer-Mauduit’s tobacco-related papers joint venture in China totaled $4.6 million during the second quarter of 2007 and are expected to be approximately $12 to $13 million for the full year.

The projected cash needs in 2007 for capital and software development spending, pension contributions, employee severance payments and joint venture equity payments total approximately $90 to $110 million.  These cash requirements are now expected to be funded primarily through internally generated cash flow combined with increased borrowing in the range of $15 to $25 million from Schweitzer-Mauduit’s bank credit facilities.  Net debt increased $8.4 million through June 2007 since year-end 2006, including a $1.2 million increase during the second quarter of 2007.

Cash provided by operations totaled $11.8 million for the second quarter of 2007 compared with $9.4 million during the second quarter of 2006.  Changes in working capital increased cash provided by operations by $3.2 million during the second quarter of 2007.

Schweitzer-Mauduit is announcing a quarterly common stock dividend of $0.15 per share.  The dividend will be payable on September 10, 2007 to stockholders of record on August 13, 2007.

Business Comments and Outlook

Mr. Deitrich added, “Though earnings excluding restructuring expenses again grew in the second quarter, the gains were below the level of the first quarter.  This demonstrates the continuing business challenges faced by Schweitzer-Mauduit.  Although we are pleased with the earnings growth experienced so far in 2007 in certain of our product areas, the cautionary note we sounded after the first quarter concerning weakness in sales of traditional tobacco-related papers continues to be appropriate.

“Earnings for reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes improved in comparison to the first half of 2006, in line with our internal expectations, and the second quarter 2007 results for these products exceeded the first quarter of 2007.  Improved earnings for reconstituted tobacco products reflected year-to-date sales and production volume growth, which we expect to continue.  Sales of cigarette paper for lower ignition propensity cigarettes continue to positively contribute to our operating results.  An additional 12 states enacted lower ignition propensity regulations during the second quarter.  A total of 21 states, representing approximately 40 percent of U.S. cigarette consumption, have now enacted lower ignition propensity regulations that will progressively become effective through January 2009.  During the second quarter, we purchased a production facility in South Carolina dedicated to expanding our processing capacity and capabilities to meet the growing demand for this cigarette paper.  With further increases in sales volumes of this cigarette paper, combined with improvements in manufacturing costs, we expect continued gains in this product’s results.

“Before the previously announced broad restructuring activities in France and the United States have been fully implemented, it is becoming apparent that these actions may not be enough to restore a balance between effective and profitable utilization of our papermaking capacity and available demand and that further restructuring may be required.  The recent announcement from Philip Morris USA of the planned shutdown of its North Carolina cigarette factory coupled with historically high declines in U.S. cigarette consumption during the first half of this year signal continuing weakness in North American demand for our products.  Likewise, the competitive environment throughout Europe presents further challenges for Schweitzer-Mauduit to sustain sales volumes at present selling price levels.  Finally, the continuing strengthening of the Brazilian real to both the U.S. dollar and euro has unfavorably impacted not only earnings for our Brazilian unit but also its cost competitiveness on a global basis.

“These challenges within our tobacco-related and other paper businesses were evident during the second quarter in the unfavorable earnings impact of fixed cost absorption from increased paper machine downtime, which totaled $2.2 million in the first half of 2007, or $0.09 per share, despite the restructuring activities already implemented.  Upon full implementation, the PdM workforce reductions are expected to generate annual pre-tax labor savings of approximately $14 million, or $0.58 per share, due to both restructuring activities and planned capital investments.  However, full realization of earnings improvement from these savings may be at risk due to increasing weakness in sales volumes across our other French paper operations.

“On the cost front, we sustained efforts during the second quarter to offset inflation through improved mill operations and cost savings initiatives across our business.  Inflation has been consistent through the first half of 2007, totaling $5.3 million, or $0.22 per share.  This is approximately one-half the rate realized in 2006.  In the first quarter of 2007, benefits of cost reduction activities more than offset inflationary cost increases, however we were unable to fully do so in the second quarter.

“We now project that full-year 2007 earnings per share, excluding restructuring expenses, will be in the range of $1.00 to $1.15, which would be an improvement over the 2006 level of $0.83 per share but below the 2005 level of $1.26 per share.  Earnings per share in 2008, excluding restructuring expenses, are expected to increase above the 2007 level as a result of growth in reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes as well as from the benefits of current and possible additional restructuring activities that may be announced later this year.

Conference Call

Schweitzer-Mauduit will hold a conference call to review second quarter 2007 results with investors and analysts at 10:30 a.m. eastern time on Thursday, July 26, 2007.  The conference call will be simultaneously broadcast over the Internet at www.schweitzer-mauduit.com.  To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.  For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

About Schweitzer-Mauduit International

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,500 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•                  We have manufacturing facilities in 6 countries and sell products in over 90 countries.  As a result, we are subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries.  Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact our business in a variety of ways, including increasing expenses, decreasing sales, limiting our ability to repatriate funds and generally limiting our ability to conduct business.

•                  Our financial performance is dependent upon the cost of raw materials, particularly wood pulp, purchased energy, chemicals and labor.  Recently, the total cost of these items has increased significantly, and competitors’ selling prices for certain products and the nature of our agreements with our customers may make it difficult to pass changes in these costs on to our customers in a timely and effective manner.

•                  Our sales are concentrated to a limited number of customers.  In 2006, 49 percent of our sales were to our 2 largest customers.  The loss of one or both such customers, or a significant reduction in one or both of these customers’ purchases, could have a material adverse effect on our results of operations.

•                  Our financial performance is materially impacted by sales of both reconstituted tobacco leaf products and cigarette paper for lower ignition propensity cigarettes.  A significant change in the sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•                  As a result of current excess capacity in the tobacco-related papers industry and increased operating costs experienced in recent years, competitive levels of selling prices for certain of our products are not sufficient to cover those costs with a margin that we consider reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation of certain equipment and employee severance expenses associated with downsizing activities.  Management continues to evaluate how to operate our production facilities more effectively with reduced production volumes. Further changes are possible that might require accelerated depreciation or write-offs of some additional equipment and could potentially include additional expenses for employee-related costs associated with further downsizing activities in France and the Americas.

•                  In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked.  Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2006.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses.  Financial measures which exclude this item have not been determined in accordance with accounting principles generally accepted in the United States and are therefore “non-GAAP” financial measures.  Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

Schweitzer-Mauduit management believes that investors’ understanding of the Company’s performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the Company’s ongoing results of operations.  Many investors are interested in understanding the performance of our ongoing businesses and comparing our results from normal operations from one period to the next.  By providing the non-GAAP financial measures, together with the reconciliations and comments, we believe we are enhancing investors’ understanding of our business results.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE
(AMOUNTS)

Unaudited	2007	2006	Change

Net Sales	$171.8	$162.1	+ 6.0%
Cost of products sold	145.8	139.9	+ 4.2
Gross Profit	26.0	22.2	+ 17.1

Selling expense	5.4	5.9	- 8.5
Research expense	2.0	1.9	+ 5.3
General expense	9.2	6.8	+ 35.3
Total nonmanufacturing expenses	16.6	14.6	+ 13.7

Restructuring expense	3.4	3.4	—

Operating Profit	6.0	4.2	+ 42.9
Interest expense	1.5	1.4	+ 7.1
Other expense, net	0.2	0.6	- 66.7
Income Before Income Taxes, Minority Interest and Loss from Equity Affiliates	4.3	2.2	+ 95.5
Provision for income taxes	1.2	0.4	N.M.
Minority interest in earnings of subsidiaries	2.1	1.0	N.M.
Loss from equity affiliates	—	0.1	N.M.
Net Income	$1.0	$0.7	+ 42.9%

Net Income Per Share:
Basic	$0.06	$0.04	+ 50.0%

Diluted	$0.06	$0.04	+ 50.0%

Dividends Declared Per Share	$0.15	$0.15

Average Common Shares Outstanding:
Basic	15,605,300	15,399,600

Diluted, including Common Share Equivalents	15,887,800	15,528,000

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS, EXCEPT PER SHARE
(AMOUNTS)

Unaudited	2007	2006	Change

Net Sales	$342.1	$327.5	+ 4.5%
Cost of products sold	287.8	280.7	+ 2.5
Gross Profit	54.3	46.8	+ 16.0

Selling expense	11.0	11.5	- 4.3
Research expense	4.0	3.7	+ 8.1
General expense	18.1	14.5	+ 24.8
Total nonmanufacturing expenses	33.1	29.7	+ 11.4

Restructuring expense	6.1	3.9	+ 56.4

Operating Profit	15.1	13.2	+ 14.4
Interest expense	2.8	2.8	—
Other expense, net	0.1	0.6	- 83.3
Income Before Income Taxes, Minority Interest and Loss from Equity Affiliates	12.2	9.8	+ 24.5
Provision for income taxes	3.1	2.4	+ 29.2
Minority interest in earnings of subsidiaries	3.8	2.0	+ 90.0
Loss from equity affiliates	0.1	0.1	—
Net Income	$5.2	$5.3	- 1.9%

Net Income Per Share:
Basic	$0.33	$0.34	- 2.9%

Diluted	$0.33	$0.34	- 2.9%

Dividends Declared Per Share	$0.30	$0.30

Average Common Shares Outstanding:
Basic	15,551,500	15,377,100

Diluted, including Common Share Equivalents	15,803,800	15,529,200

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. $ IN MILLIONS)

	June 30,	December 31,
Unaudited	2007	2006

ASSETS
Cash and cash equivalents	$8.5	$13.7
Accounts receivable	92.9	88.9
Inventories	128.1	119.2
Other current assets	12.8	14.3
Net property, plant and equipment	426.8	416.8
Other noncurrent assets	56.9	44.2
Total Assets	$726.0	$697.1

LIABILITIES & STOCKHOLDERS’ EQUITY
Current debt	$20.1	$17.1
Other current liabilities	159.0	150.9
Long-term debt	80.4	80.2
Pension and other postretirement benefits	51.3	54.2
Deferred income tax liabilities	27.9	29.0
Deferred revenue	20.9	24.1
Other noncurrent liabilities	25.3	23.0
Total Liabilities	384.9	378.5
Minority interest	19.9	15.6
Stockholders’ equity	321.2	303.0
Total Liabilities and Stockholders’ Equity	$726.0	$697.1

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE SIX MONTHS ENDED JUNE 30,
(U.S. $ IN MILLIONS)

Unaudited	2007	2006

Net income	$5.2	$5.3
Depreciation and amortization	19.4	19.7
Restructuring accelerated depreciation	1.5	2.6

Amortization of deferred revenue	(3.2)	(3.3)
Deferred income tax benefit	(4.0)	(2.9)
Minority interest in earnings of subsidiaries	3.8	2.0
Other items	0.3	1.4
Net changes in operating working capital	(1.1)	(2.6)
Cash Provided by Operations	21.9	22.2

Capital spending	(18.3)	(2.1)
Capitalized software costs	(4.5)	(0.7)
Equity investment in foreign subsidiaries	(6.5)	(2.5)
Other investing	(1.0)	(5.9)
Cash Used for Investing	(30.3)	(11.2)

Cash dividends paid to SWM stockholders	(4.7)	(4.7)
Changes in debt	2.8	(10.9)
Purchases of treasury stock	(0.1)	—
Other financing	4.7	2.2
Cash Provided by (Used for) Financing	2.7	(13.4)

Effect of Exchange Rate Changes on Cash	0.5	—

Decrease in Cash and Cash Equivalents	$(5.2)	$(2.4)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
BUSINESS SEGMENT REPORTING
(U.S. $ IN MILLIONS)

The Company is operated and managed based on the geographical location of its manufacturing operations: the United States, France and Brazil.  For purposes of the segment disclosure in the following tables, the term “United States” includes operations in the United States and Canada.  The Canadian operations only produce flax fiber used as a raw material in the U.S. operations.  The term “France” includes operations in France, the Philippines and Indonesia because the results of the Philippine and Indonesian operations are not material for segment reporting purposes and their sales are integrated with sales of the Company’s French operations in southeast Asia.  Sales of products between segments are made at market prices and elimination of these sales are referred to in the following tables as intersegment sales.  Expense amounts not associated with segments are referred to as unallocated expenses.

	For the three months ended June 30,			For the six months ended June 30,
Net Sales	2007	2006	% Change	2007	2006	% Change

France	$102.7	$97.3	+ 5.5%	$203.0	$190.0	+ 6.8%
United States	56.2	55.8	+ 0.7	113.1	118.2	- 4.3
Brazil	17.1	14.7	+ 16.3	34.5	31.0	+ 11.3
Subtotal	176.0	167.8		350.6	339.2

Intersegment sales by:
France	(1.3)	(3.7)		(2.3)	(7.1)
United States	(0.7)	(0.2)		(1.5)	(0.4)
Brazil	(2.2)	(1.8)		(4.7)	(4.2)
Consolidated	$171.8	$162.1	+ 6.0%	$342.1	$327.5	+ 4.5%

	For the three months ended June 30,			For the six months ended June 30,
Operating Profit (Loss)	2007	2006	% Change	2007	2006	% Change

France	$6.0	$5.5	+ 9.1%	$13.2	$13.9	- 5.0%
United States	3.4	0.7	N.M.	7.9	3.2	N.M.
Brazil	(0.4)	(0.3)	- 33.3	(0.2)	(0.1)	N.M.
Unallocated expenses	(3.0)	(1.7)	- 76.5	(5.8)	(3.8)	- 52.6
Consolidated	$6.0	$4.2	+ 42.9%	$15.1	$13.2	+ 14.4%

	For the three months ended June 30,		For the six months ended June 30,
Restructuring Expense	2007	2006	2007	2006

France	$3.0	$0.5	$5.4	$0.7
United States	0.4	2.9	0.7	3.2
Consolidated	$3.4	$3.4	$6.1	$3.9

	For the three months ended June 30,			For the six months ended June 30,
Operating Profit (Loss) Without Restructuring Expense*	2007	2006	% Change	2007	2006	% Change

France	$9.0	$6.0	+ 50.0%	$18.6	$14.6	+ 27.4%
United States	3.8	3.6	+ 5.6	8.6	6.4	+ 34.4
Brazil	(0.4)	(0.3)	- 33.3	(0.2)	(0.1)	N.M.
Unallocated expenses	(3.0)	(1.7)	- 76.5	(5.8)	(3.8)	- 52.6
Consolidated	$9.4	$7.6	+ 23.7%	$21.2	$17.1	+ 24.0%

* Operating Profit Without Restructuring Expense is a non-GAAP financial measure that is calculated by adding Restructuring expense to Operating Profit.

N.M. - Not Meaningful

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